Exhibit 99.1

FOR IMMEDIATE RELEASE

NATIONSHEALTH ANNOUNCES KEY EMPLOYEE STOCK OWNERSHIP PLAN
FUNDED BY PRINCIPAL SHAREHOLDERS

SUNRISE, FL — December 30, 2004 — NationsHealth, Inc. (NASDAQ: NHRX) today announced that certain of its principal shareholders have transferred significant portions of their shares to fund a stock ownership plan for select key employees and consultants of the Company. These shareholders have transferred 2,006,893 shares of stock representing approximately 7.7% of the outstanding shares of NationsHealth and 9.8% of their personal holdings, to be held by a trust and distributed to the employees and consultants over the next four years.

“The employees of our Company are responsible for its success and we wanted to expand their ownership without diluting the interests of the public stockholders. Instead of expanding the Company’s stock option plan, we are pleased that the principal shareholders contributed the shares for the plan,” said Glenn Parker MD, Chief Executive Officer of NationsHealth.

The transfer of shares is expected to result in a one-time non-cash expense of approximately $13,710,000 in the fourth quarter of 2004. This expense, equal to the fair value of the shares at the date of transfer, will be accompanied by an equal credit to stockholders’ equity, resulting in no change to total stockholders’ equity on the Company’s balance sheet resulting from the transaction.

“The establishment of the stock ownership plan with their personal shares reflects the foresight of the principal shareholders by placing significant stock incentives in the hands of select employees early in the Company’s life. It also shows respect for NationsHealth’s public stockholders and warrant holders by establishing a plan that does not dilute their ownership now or in the future,” commented Arthur Spector, Chairman of the Company.

About NationsHealth (www.nhrx.com)

NationsHealth was founded in 2002 to improve the healthcare of Americans including Medicare and managed care beneficiaries by providing medical products and prescription discount services. The Company offers a discount prescription card, accepted at over 48,000 pharmacies nationwide, which now has over 2,000,000 members. In addition, NationsHealth provides home delivery of diabetes, respiratory and ostomy medical products to approximately 110,000 of its patients. NationsHealth is also the provider of diabetes supplies for Medicare beneficiaries at over 1,000 Kmart pharmacies.

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NationsHealth News Release December 30, 2004	Page 2

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the success of the stock awards in incentivizing the Company’s employees, confirmation of the Company’s accounting for the stock transfer by the principal shareholders, the effectiveness of the Company’s marketing efforts to generate additional revenues in the short term, unanticipated changes in Medicare reimbursement, obstacles in our ability to continue our retail initiative and our relationship with managed care organizations, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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Contact:	Investor Relations Counsel
Tim Fairbanks, CFO 954-903-5000	The Equity Group Inc.
Arthur Spector, Chairman 610-975-4909	Linda Latman, 212-836-9609
NationsHealth, Inc.	Bob Goldstein, 212-371-8660
www.nhrx.com	www.theequitygroup.com